Office Lease Agreement

Landlord:	Albert Beerli, Industriestrasse 12, 6304 Zug

Tenant:	XL Generation AG

Property:	Industriestrasse 12, 6300 Zug

To rent:	Office, 3 rooms, furnished
with telephone, fax, Internet connection
and 3 computers

Access to:	Kitchen, toilet

To be used for:	Office for 5 Employees of XL Generation AG

Commencement Date:	April 1, 2004

Termination:	Notice of termination may be given by either party with at least one calendar month’s notice, with the effectiveness of such termination as of the end of such calendar quarter.

Earliest cancellation:	September 30, 2004

Monthly rent:	As set forth on Schedule A attached hereto and subject to increases as set forth therein.
Office services such as heating, water, cleaning and electricity are included in the monthly rent.

Deposit:	not requested

This Office Lease Agreement (this “Agreement”) may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

This Agreement constitutes the entire agreement, and supersedes all prior agreements, of the parties hereto relating to the subject matter hereof. This Agreement cannot be waived, modified, altered or amended except by a writing signed by all the parties, specifically referencing this Agreement.

This Agreement shall be governed by the laws of Switzerland.

Dated as of:

April 1, 2004

Landlord:	Tenant:

Albert Beerli	XL Generation AG

/s/ Albert Beerli	/s/ Albert Beerli
Albert Beerli	Name: Albert Beerli
Title: Director

Schedule A

Rental Period	Rental Rate Charged During Rental Period (in Swiss Francs)
To March 31 , 2004	1,000
April 1, 2004 - December 31, 2004	1,500
January 1, 2005 -	2,000